Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the registrant |X|

Filed by a party other than the registrant |_|

Check the appropriate box:

|_|  Preliminary proxy statement
|X|  Definitive proxy statement
|_|  Definitive additional materials
|_|  Soliciting materials pursuant to Rule 14a-11(c) or Rule 14a-12

                    CONSOLIDATED HEALTH CARE ASSOCIATES, INC.
                (Name of Registrant as Specified in its Charter)

                    CONSOLIDATED HEALTH CARE ASSOCIATES, INC.
                    (Name of Person(s) Filing Proxy Statement

Payment of filing fee (Check the appropriate box):

   |_|  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a6(j)(2).
   |_| $500 per each party to the controversy pursuant to Exchange Act Rules 14a-6(i)(3)
   |_|  Fee computed on table per Exchange Act Rules 14a-6(i)(4) and 0-11

   (1) Title of each class of securities to which transaction applies:
                                      N.A.

   (2) Aggregate number of securities to which transaction applies:
                                      N.A.

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11.
                                      N.A.

   (4) Proposed maximum aggregate value of transaction:
                                      N.A.

     |_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration number, or the form or schedule and the date of its filing.

     (1) Amount previously paid.
                                      N.A.

     (2) Form, schedule or registration no.:
                                      N.A.

     (3) Filing party:
                                      N.A.

     (4) Date filed:
                                      N.A.

                    Consolidated Health Care Associates, Inc.
                                 38 Pond Street
                          Franklin, Massachusetts 02038

       ------------------------------------------------------------------
                    Notice of Annual Meeting of Stockholders
                            to be Held June 14, 1996
       ------------------------------------------------------------------


The Annual Meeting of the Stockholders of Consolidated Health Care Associates, Inc., (the "Company") will be held at 200 Madison Avenue, Second Floor, New York, New York at 9:00 a.m., New York City time for the following purposes:

     (1) To elect six directors to hold office until the next Annual Meeting of Stockholders or until their successors have been duly elected and qualified.

     (2) To authorize the Board to effect a single reverse stock split, without further stockholder action, of not less than one-for-two nor greater than one-for-ten (or to effect no reverse stock split) if the Board believes that a decrease in the number of shares of Common Stock may improve the trading market for the Common Stock and in order to satisfy the rules of The NASDAQ Small Cap Market.

     (3) To transact such other business as may properly come before the meeting or any adjournment thereof.

The Board of Directors has fixed the close of business on May 20, 1996, as the record date for determining the stockholders entitled to notice of and to vote at the meeting and any adjournment thereof.

Your attention is directed to the accompanying Proxy Statement for further information regarding each proposal to be made.

All stockholders are asked to complete, sign and date the enclosed proxy and return it promptly by mail in the enclosed self-addressed envelope, which does not require postage if mailed in the United States.

                                       By Order of the Board of Directors


                                       Joel Friedman
                                       Chairman of the Board


May 20, 1996

                    Consolidated Health Care Associates, Inc.
                                 38 Pond Street
                          Franklin, Massachusetts 02038

       ------------------------------------------------------------------
                       Proxy Statement For Annual Meeting
       ------------------------------------------------------------------

     This Proxy Statement is furnished by the Board of Directors (the "Board of Directors") of Consolidated Health Care Associates, Inc., a Nevada corporation (the "Company"), in connection with the solicitation of proxies to be used at the Annual Meeting of Stockholders (the "Meeting") to be held at 200 Madison Avenue, New York, New York, Second Floor on June 14, 1996 at 9:00 a.m. New York City time, and at any adjournment thereof. This Proxy Statement and the accompanying Annual Report, Notice and Proxy are being mailed to stockholders on or about May 23, 1996. The principal executive offices of the Company are located at the address indicated above.

     Only stockholders of record at the close of business on the record date, May 20, 1996, will be entitled to vote at the Meeting and at all adjournments thereof.

     On May 20, 1996, there were outstanding and entitled to vote 14,322,306 shares of the Company's common stock, $.012 par value per share (the "Common Stock"). Each outstanding share of Common Stock is entitled to one vote on each matter to be voted upon. A majority of the shares of Common Stock entitled to vote at the Meeting will constitute a quorum for the transaction of business. Holders of Common Stock have no cumulative voting rights.

                                Voting Of Proxies

     If a proxy is properly signed by a stockholder and is not revoked, the shares represented thereby will be voted at the Meeting in the manner specified on the proxy, or if no manner is specified with respect to any matter therein, such shares will be voted by the persons designated therein (with respect to the matters as to which the stockholder is entitled to vote) (a) "FOR" the election of each of Joel Friedman, Alan Mantell, James Kenney, Paul W. Frankel, Goodhue
W. Smith, III and Sidney Dworkin as directors of the Company ("Proposal Number 1"), (b) "FOR" the authorization of the Board to effect a single reverse stock split, without further stockholder action, of not less than one-for-two nor greater than one-for-ten (or to effect no reverse stock split) if the Board believes that a decrease in the number of shares of Common Stock may improve the trading market for the Common Stock and in order to satisfy the Rules of the Nasdaq Small Cap Market ("Proposal Number 2") and (c) in connection with the transaction of such other business as may properly be brought before the Meeting, in accordance with the judgment of the person or persons voting the proxy. If any of the nominees for director is unable to serve or for good cause will not serve, an event that is not anticipated by the Company, the shares represented by the accompanying proxy will be voted for a substitute nominee designated by the Board of Directors thereof or the Board of Directors may determine to reduce the size of the Board of Directors. The total vote cast on Proposal Number 2 must represent over 50% of the Common Stock of the Company outstanding.

     A proxy may be revoked by the stockholder at any time prior to the voting thereof by giving notice of revocation in writing to the Secretary of the Company, by duly executing and delivering to the Secretary of the Company a proxy bearing a later date or by voting in person at the Meeting.

     Directors of the Company will be elected by a plurality of the vote of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting. The affirmative vote of the holders of at least a majority of the outstanding shares of Common Stock present, in person or by proxy, and entitled to vote at the Meeting is required for the ratification and approval of, unless otherwise required by the Nevada General Corporation Law or the Company's Articles of Incorporation, any other matter which may be put to a stockholder vote at the Meeting. Except for the election of directors, as to any particular proposal, abstentions will have the same effect as a vote against that proposal, and broker non-votes will not be counted as votes for or against the proposal, and will not be included in counting the number of votes necessary for approval of the proposal. Votes cast, either in person or by proxy, will be tabulated by The American Stock Transfer & Trust Company, the Company's transfer agent.

Security Ownership Of Certain Beneficial Owners

     The following table sets forth information at March 31, 1996 based on information obtained from the persons named below, with respect to the beneficial ownership of shares of Common Stock by (i) each person known by the Company to be the owner of more than 5% of the outstanding shares of Common Stock, (ii) each director, and (iii) all executive officers and directors as a group. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

         Name & Address of              Amount and Nature of        Percent
         Beneficial Owner               Beneficial Ownership        of Class
         ----------------               --------------------        --------
 Healthcare Partners, Inc.
 31 Old Orchard Circle
 Boylston, MA 01505                          757,669 (1)              5.15%

 Joel Friedman                               835,529 (2)              5.56%

 Christopher Harkins                         142,208                  1.00%

 James Kenney                                 60,000 (3)               *

 Paul Frankel                                 60,000 (4)               *

 Goodhue W. Smith, III                        15,000 (4)               *

 Alan M. Mantell                                   0                   *

 Robert M. Whitty                                  0                   *

 Sidney Dworkin                              246,951 (5)              1.71%

 Renaissance Capital
 Partners II, Ltd.
 8080 N. Central Exwy.
 Suite 210-LB 59
 Dallas, TX  75206                         9,098,217 (6)             49.39%

 All executive officers and
 directors as a group (7 persons)          1,359,688 (7)              8.67%

- ---------------
*   less than 1%

The Company is not aware of any contractual arrangements which may at a subsequent date result in a change of control of the Company.

(1) Includes 357,669 shares held of record, and 400,000 shares underlying options that the Company granted to Healthcare Partners, Inc. Deidre Benson, the wife of Arnold Benson, a former officer of the Company, is the sole stockholder of Healthcare Partners, Inc. See "Certain Relationships and Transactions".

(2)  Includes  666,625  shares  subject to currently  exercisable  non-qualified stock options and the right to acquire 27,475 shares upon conversion of Series A Preferred Stock. Does not include options to acquire 416,660 shares which have not vested.

(3) Includes 60,000 shares subject to currently exercisable non-qualified stock options.

(4) Includes 10,000 shares subject to currently exercisable non-qualified stock options.

(5) Includes 106,667 shares issuable upon conversion of convertible promissory notes. Also includes 53,333 shares beneficially owned by a partnership of which Dr. Dworkin is a partner.

(6) Includes 5,000,000 shares and the right to acquire 4,098,217 shares issuable upon conversion of outstanding Series A Preferred Stock and Series B Preferred Stock.

(7) Includes 746,625 shares subject to currently exercisable non-qualified stock options, the right to acquire 27,475 shares upon conversion of outstanding Series A Preferred Stock, 50,000 shares subject to Common Stock purchase warrants and 160,000 shares issuable upon the conversion of convertible notes.

PROPOSAL 1. ELECTION OF DIRECTORS.

     At this year's Annual Meeting of Stockholders, six directors will be elected to hold office for a term expiring at the next Annual Meeting of Stockholders. Each director will be elected to serve until a successor is elected and qualified or until the director's earlier resignation or removal.

     At this year's Annual Meeting of Stockholders, the proxies granted by stockholders will be voted individually for the election, as directors of the Company, of the persons listed below, unless a Proxy specifies that it is not to be voted in favor of a nominee for director. In the event any of the nominees listed below shall be unable to serve, it is intended that the Proxy will be voted for such other nominees as are designated by the Board of Directors. Each of the persons named below has indicated to the Board of Directors of the Company that he will be available to serve.

The Board of Directors recommends that each of the nominees be elected as a director.

     The name and age of each of the nominees and each of the incumbent directors whose term will continue following the Meeting, their respective positions with the Company are set forth below. Additional biographical information concerning each of the nominees and each of the incumbent directors of the Company follows the table.

          Name                          Age                  Position
          ----                          ---                  --------
     Joel Friedman                      55      Chairman of the Board and Chief
                                                Executive Officer
     Alan Mantell                       49      Chief Operating Officer
     James Kenney                       53      Director
     Paul W. Frankel, M.D., Ph.D.       47      Director
     Goodhue W. Smith, III              46      Director
     Sidney Dworkin                     74      Director

     Joel Friedman, became a director of the Company in December 1991 and Chairman and Chief Executive Officer in July 1994. Mr. Friedman, a graduate of Columbia College, has been involved for the past twenty-five years in the financing and management of several public and private companies and real estate ventures, most recently, and for at least the past five years through Friedman Enterprises, Inc. and Founders Capital Corporation and its affiliates.
("Founders"). Mr. Friedman is also a member of the Board of Directors of 3D Geophysical, Inc.

     Alan Mantell, was elected Chief Operating Officer in November, 1995. From March 1994 until March 1995, Mr Mantell was a Managing Director of Barclay's deZoete Wed Securities, Inc, the investment banking arm of Barclay's PLC. Since 1979, Mr. Mantell has shared responsibilities with Mr. Friedman as an officer, director and shareholder of Founders. From 1980 through 1987, Mr. Mantell was the sole stockholder of Stuyvesant Capital Corporation, an N.A.S.D. member firm. In 1992, he formed Guardian Capital Group, Ltd., an early participant in the commercial mortgage-backed securities markets which operated one of the first multi-family mortgage conduits in the U.S.

     James Kenney became a director in March 1993. Mr. Kenney is currently an Executive Vice President of San Jacinto Securities in Dallas, TX. From February 1992 until June 1993, he had been a partner of Renaissance Capital Group, Inc., a Dallas money management firm. From 1989 to February 1992, Mr. Kenney was Senior Vice President of Capital Institutional Services, Inc., a brokerage firm located in Dallas, Texas that provides third-party financial and business research. From 1987 to 1989, Mr. Kenney was employed as a senior vice president and registered representative at the Dallas office of Rauscher Pierce Refsnes, Inc., a securities brokerage firm. Mr. Kenney is also a director of Amerishop Corp., Coded Communications Corp., Industrial Holdings, Inc., Prism Group, Inc., Scientific Measurement Systems, Inc., Appoint Technologies, Inc., Technol Medical Products, and Tricom, Inc.

     Paul W. Frankel, M.D., Ph.D., has been a member of the Board of Directors since July 1994. Dr. Frankel is currently, and since August 1993 has been the President of Life Extension Institute, Inc., a New York company specializing in preventive health services. From April 1992 to August 1993, Dr. Frankel was a Partner and the National Medical Director of Coopers & Lybrand. For the period May 1988 to February 1992, Dr. Frankel served in various positions for Metropolitan Life Insurance Company, ultimately serving as its Vice President and National Medical Director.

     Goodhue W. Smith, III has been a member of the Board of Directors since July 1994. In 1978, Mr. Smith founded Duncan-Smith Co., an investment banking firm in San Antonio, Texas and has since such time served as its Secretary and Treasurer. Mr. Smith is also a Director of Citizens National Bank, of Milam County, and Ray Ellison Mortgage Acceptance Co.

     Sidney Dworkin, was elected to the Board of Directors in March 1996. Dr. Dworkin was a founder, former President, Chief Executive Officer and Chairman of Revco, Inc. Between 1987 and the present, Dr. Dworkin has also served as Chief Executive Officer of Stonegate Trading, Inc., an importer and exporter of various health and beauty aids, groceries and sundries. Between 1988 and the present, Dr. Dworkin has served as Chairman of the Board of Advanced Modular Systems, which is engaged in the sale of modular buildings. Between June 1993 and the present, Dr. Dworkin has also served as Chairman of Global International, Inc., which is involved in the sale and leasing of modular buildings to hospitals and Chairman of the Board of Comtrex Systems, which is engaged in the provision of data processing services. In addition, between July 1988 and the present, Dr. Dworkin has served as Chairman of the Board of General Computer Corp., which is engaged in the marketing of data processing equipment. Dr. Dworkin also serves on the Board of Directors of CCA Industries, Inc., Interactive Technologies, Inc. and Northern Technologies International Corporation, all of which are publicly-traded companies.

     Renaissance Capital Partners II Ltd. ("Renaissance") is currently entitled to designate two directors for nomination to the Company's Board of Directors. Messrs. Kenney and Smith are designees of Renaissance.

     In 1995, the Board of Directors held five regularly scheduled and special meetings. All directors attended at least seventy-five percent (75%) of the total number of meetings of the Board of Directors and the committees on which they served. The Audit Committee met once during the Company's last fiscal year. This Committee recommends to the Board of Directors a firm of independent public accountants to audit the books and accounts of the Company. The Committee reviews the reports prepared by the independent public accountants and recommends to the Board any actions deemed appropriate in connection with the reports. The Compensation Committee is comprised of Messrs. Kenney and Frankel. The Executive Committee of the Board of Directors of the Company was formed in 1995 to take such action and carry out such duties and responsibilities as may be undertaken, in the discretion of such Committee, by the Board of Directors. During 1995, such committee met one time. The Board of Directors has no standing nominating committee, or other committee performing similar functions. However, the Board of Directors, meeting as a whole, constitutes a committee for the issuance of options and other awards under the Company's Stock Incentive Plan and Stock Option Plan. The non-employee directors were entitled to receive directors fees in the amount of $500 per meeting throughout 1995 although no fees were paid during the year.

Executive Compensation

     The following summary compensation table sets forth, for the three fiscal years ended December 31, 1995, the cash compensation of each of the Chief Executive Officer and each executive officer of the Company whose total salary and bonuses exceeded $100,000 (the "Named Executive Officers").

                           Summary Compensation Table

                                                                                  Long Term Compensation
                                                                                  ----------------------
                                       Annual Compensation                   Awards                   Payouts
                                       -------------------                   ------                   -------
                                                                     Restricted
Name and Principal                                   Other Annual       Stock     Options/   LTIP         All other
Position               Year    Salary        Bonus   Compensation      Awards       SARs     Payouts    Compensation
Joel Friedman,         1995   $ 75,000         0           0              0           0         0             0
Chairman of the        1994          0         0           0              0       1,250,000     0             0
Board and Chief        1993          0         0           0              0           0         0             0
Executive Officer(1)

Christopher Harkins    1995   $135,000         0           0              0           0         0             0
                       1994   $136,750         0           0              0        250,000      0             0
                       1993   $112,823         0           0          20,000(2)       0         0             0

Robert W. Whitty,      1995   $106,000 (3)     0           0              0           0         0             0
President

(1) Joel Friedman was elected Chairman of the Board and Chief Executive Officer in July 1994. Mr. Friedman, who has been a director since 1991, received no compensation through July 1994.

(2) Mr. Harkins served as president through November 1995. Represents issuance of stock bonus to Mr. Harkins.

(3)  Mr. Whitty was elected President of the Company in November 1995.

     The aggregate amount of any miscellaneous compensation not set forth in the table or the description of benefit plans, including any personal benefits valued at their incremental cost to the Company, received in 1995 by any executive officers included in the above table did not exceed 10% of such person's 1995 cash compensation.

Employment Agreements

     In March 1993, the Company entered into a three-year employment agreement with Christopher Harkins, the President of the Company. Under this agreement, Mr. Harkins was entitled to receive $135,000 per year for the term of the Agreement. In November 1995, Mr. Harkin's employment was terminated by the Company. Subsequently, in an arbitration proceeding between the Company and Mr. Harkins, Mr. Harkins was awarded severance pay at the contract rate through March 1996, being the duration of the three year term of his original contract.

     Joel Friedman, the Company's Chairman and Chief Executive Officer is currently compensated at the rate of $75,000 per year. Mr. Friedman provides his services to the Company, as needed, on a part-time basis and will receive additional compensation, to be determined by the compensation committee of the Board of Directors.

1989 Stock Incentive Plan

     Under its 1989 Stock Incentive Plan (the "Plan"), the Company grants awards of Common Stock to those persons determined by the Board of Directors to be key employees who are responsible for the management and growth of the Company. The size of the award is generally determined on the basis of the level of responsibility of the employee. Types of awards include non-statutory stock options, incentive options (qualifying under Section 422A of the Internal Revenue Code of 1986), restricted stock awards and stock appreciation rights
(SARs). Options and stock appreciation rights generally expire ten years from the grant date and unless otherwise provided, are exercisable on a cumulative basis with respect to 20% of the optioned shares on each of the five anniversaries after the grant date. Restrictions on restricted stock awards generally lapse with respect to 20% of the shares subject to the award after the expiration of each year following the grant date and the portions of such awards for which restrictions have not lapsed are subject to forfeiture upon termination of employment. The Company may grant options to purchase an aggregate of 500,000 shares of Common Stock under the Plan, 380,000 of which are currently available for grant. No stock options or other awards under the Plan were granted during 1995, nor were any options exercised by the individuals named in the Summary Compensation Table during 1995.

1994 Stock Option Plan

     The Company adopted, effective November 3, 1994 the 1994 Stock Option Plan (the "1994 Plan"). The terms and conditions of the 1994 Plan are substantially identical to the 1989 Plan, except that the 1994 Plan does not provide for grant of SAR's. The Company may grant options to purchase an aggregate of 3,000,000 shares of Common Stock under the Plan,1,759,667 of which are currently available for grant. No options were granted in 1995. However, in January 1996, the Company granted options to acquire 37,667 37,667 and 31,666 shares of Common Stock for $.28 per share to Joel Friedman, Alan Mantell and Robert W. Whitty, respectively.

     The following table sets forth information concerning any exercise of stock options during the Company's fiscal year ended December 31, 1995 by the Named Executive Officers, the number and value of options owned by the named individuals and the value of any in-the-money unexercised stock options as of December 31, 1995:

                                                       Number of Unexercised Options       Value of Unexercised
                                                                  Held at                 In-the-money Options at
                                                            December 31, 1995(1)           December 31, 1995(2)
                                                            --------------------           ---------------------
                               Shares
                              Acquired       Value
                             on Exercise    Realized   Exercisable   Unexercisable     Exercisable   Unexercisable
                             -----------    --------   -----------   -------------     -----------   -------------
Joel Friedman                     0            0          666,625          416,667              0               0
Christopher T. Harkins            0            0                0                0              0               0
Robert M. Whitty                  0            0                0                0              0               0

(1)  Does not include options granted in 1996.

(2) Based on the average Bid and Ask price on NASDAQ of the Company's common stock on that date ($.31).

Compensation of Directors

     Directors received no compensation during the fiscal year ended December 31, 1995 for serving on the Board. Non-employee directors are entitled to receive $500 per meeting of the Board of Directors attended, which fees were waived during 1995.

     Under the Company's stock option plans, directors who are not employees of the Company (other than directors who are members of the Stock Option Committee of the particular plan) are eligible to be granted nonqualified options under such plan. The Board of Directors or the Stock Option Committee (the "Committee") of each plan, as the case may be, has discretion to determine the number of shares subject to each nonqualified option (subject to the number of shares available for grant under the particular plan), the exercise price thereof (provided such price is not less than the par value of the underlying shares of Common Stock), the term thereof (but not in excess of 10 years from the date of grant, subject to earlier termination in certain circumstances), and the manner in which the option becomes exercisable (amounts, intervals and other conditions). Directors who are employees of the Company (but not members of the Committee of the particular plan) are eligible to be granted incentive stock options under such plans. The Board or Committee of each plan, as the case may be, also has discretion to determine the number of shares subject to each incentive stock option ("ISO"), the exercise price and other terms and conditions thereof, but their discretion as to the exercise price, the term of each ISO and the number of ISOs that may vest in any year is limited by the Internal Revenue Code of 1986, as amended.

Certain Transactions

     Effective June 30, 1994, certain holders of the Company's convertible debt, converted certain promissory notes from the Company into Common Stock of the Company and into a newly issued, Series A Preferred Stock. Directors and affiliates of the Company who participated in the conversion were as follows:

     Renaissance Capital Partners, II, Ltd. ("Renaissance"): Convertible debt and accrued interest of $3,695,984 was converted into 5,000,000 shares of Common Stock and 1,195,984 shares of Series A Preferred Stock. The Series A Preferred Stock may be converted into 2,098,217 shares of Common Stock of the Company.

     Joel Friedman: Convertible debt and accrued interest of $51,375 was converted into 71,429 shares of Common Stock and 15,661 shares of Series A Preferred Stock. The Series A Preferred Stock may be converted into 27,475 shares of Common Stock of the Company.

     Christopher Harkins: Convertible debt and accrued interest of $25,688 was converted into 51,375 shares of Common Stock of the Company.

     Diedre Benson: Convertible debt and accrued interest of $555,722 was converted into 1,111,444 shares of Common Stock of the Company.

     On September 8, 1994, effective November 11, 1994, the Company entered into a Termination Agreement with Arnold E. Benson the ("Termination Agreement"), the former Chairman of the Board and Chief Executive Officer of the Company. In November 1994, Mr. Benson and his wife Diedre Benson sold an aggregate of 2,500,000 shares of Common Stock owned by Diedre Benson for an aggregate of $1,075,000. Mr. Benson received a payment from the Company of $175,000 as severance in consideration of the termination of his Employment Agreement.

     The Company has also granted to Healthcare Partners, Inc., a designee of Mr. Benson, on the Effective Date of the Termination Agreement, an option to purchase up to an aggregate of 400,000 shares of Common Stock for $.50 per share for a period of three years. The Company has also agreed to provide Mr. Benson with other benefits, including the payment of health insurance and disability insurance costs and certain expenses in connection with the negotiation of the Termination Agreement. Mr. Benson and Mrs. Benson have entered into a non-competition agreement with the Company with respect to certain activities effective for a period of two years from the effective date of the agreement. Mr. Benson resigned from the Board of Directors of the Company on November 11, 1994.

     On September 8, 1994, Renaissance loaned the Company $100,000 pursuant to a Convertible Promissory Note, convertible at the option of Renaissance at $.33 per share of Common Stock. On October 24, 1994, the Company exchanged the Convertible Promissory Note for 100,000 shares of Series B Preferred Stock. Additionally, Renaissance acquired 400,000 shares of Series B Preferred Stock. The Series B Preferred Stock may be converted at any time, at the option of the holder thereof at $.25 per share of Common Stock. James Kenney, a Director of the Company was, until June 1993 a general partner of Renaissance. Renaissance has the right to designate two members for nomination to the Board of Directors of the Company. Mr. Kenney and Goodhue W. Smith, III are currently the designees of Renaissance to the Board.

     Under the terms of the Series A Preferred Stock and the Series B Preferred Stock, the Company has agreed that it will not issue in excess of 1,500,000 additional shares of Common Stock of the Company in any single transaction or related series of transactions without the consent of the majority holders of the Series A Preferred Stock and the Series B Preferred Stock, together. Renaissance owns a substantial majority of the Series A Preferred Stock and is the sole holder of the outstanding shares of Series B Preferred Stock of the Company.

     In January 1995, Sidney Dworkin, Ph.D., a director of the Company loaned the Company $100,000 pursuant to a convertible promissory note and received warrants to purchase 50,000 shares of Common Stock for $.75 per share. In August 1995, Mr. Dworkin converted the note into 106,667 shares of Common Stock. In addition, a partnership in which Mr. Dworkin is a partner loaned the Company $50,000 under the same terms and received a warrant to purchase 25,000 shares of Common Stock for $.75 per share. In August, 1995, the note was converted into 53,333 shares of Common Stock.

     In November 1995, Joel Friedman, the Chairman and Chief Executive of the Company and Robert M. Whitty, the President of the Company, jointly and severally guaranteed the validity of the Company's accounts receivable that were pledged to Capital Factors, Inc., a lender to the Company. The amount of the line of credit secured by the Company's accounts receivables is $500,000. In January 1996, additional guarantees were provided by Messers. Friedman and Whitty in connection with an additional line of credit secured by receivables in the amount of $750,000.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

     Section 16 (a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC"), initial reports of ownership and reports of changes in ownership of Common Stock of the Company. Officers, directors and ten-percent stockholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, during the fiscal year ended December 31, 1995, none of the officers, directors and ten-percent beneficial owners of the Company failed to file timely any such reports under Section 16(a) of the Securities Exchange Act of 1934.

PROPOSAL 2: THE  PROPOSAL TO AMEND THE  ARTICLES  OF  INCORPORATION  TO EFFECT A
            REVERSE STOCK SPLIT

Introduction

     The Board of Directors has approved and directed that the proposed Reverse Stock Split Proposal, authorizing an amendment to the Articles of Incorporation, the form of which is set forth in Exhibit A hereto, be submitted to the Company's stockholders for consideration and action.

     If the Reverse Stock Split Proposal is approved by Stockholders, the Board of Directors will be given the discretion to effect a reverse stock split, without further shareholders action, of not less than One-For-Two nor greater than One-for-Ten (the "Split Proportion"), or to effect no reverse stock split. The Board of Directors believes that this latitude is necessary, given the changing market price of the Common Stock, to increase the trading price of Common Stock to levels commensurate with the minimum share price level imposed by the NASDAQ Small Cap Market, and more acceptable to investors and the securities industry. If the trading price of Common Stock increases, a Reverse Stock Split of lesser proportions might be required than would be necessary if the trading price decreases or remains constant.

     If the Reverse Stock Split Proposal is approved by the stockholders of the Company at the Annual Meeting, a Reverse Stock Split will be effected only upon a determination by the Board of Directors that a Reverse Stock Split is necessary or in the best interests of the Company and the stockholders. In connection with any determination by the Board of Directors to such effect, the Board will also select, in its discretion, terms of the Reverse Stock Split based on its determination of which Split Proportion will result in the greatest marketability and liquidity of the Common Stock, on prevailing market conditions, on the likely effect on the market price of the Common Stock and on other relevant factors.

     Stockholders may approve or reject the Reverse Stock Split Proposal in whole but not in part. If approved by the stockholders of the Company, a Reverse Stock Split would become effective on any date (the "Effective Date") selected by the Board of Directors on or prior to the Company's next Annual Meeting of Stockholders. If no Reverse Stock Split is effected by such date, the Board of Directors will take action to abandon any proposed amendment to the Articles of Incorporation giving effect to a Reverse Stock Split pursuant to the Nevada General Corporation Law. The procedures for consummation of the Reverse Stock Split are set forth in Exhibit A hereto.

Votes Required

     The approval of the Reverse Stock Split Proposal requires the affirmative vote of the majority of the outstanding shares of Common Stock.

Purposes and Effects of a Reverse Stock Split

     The effect of a proposed Reverse Stock Split upon holders of Common Stock will be that the total number of shares of the Company's Common Stock held by each stockholder will be automatically converted into the number of whole shares of Common Stock equal to the number of shares of Common Stock owned immediately prior to the Reverse Stock Split divided by the Split Proportion, adjusted, as described below, for any fractional shares.

     Assuming the Reverse Stock Split Proposal is approved by the Company's stockholders at the Annual Meeting, and upon the determination of the Board of Directors to effect a reverse Stock Split, each stockholder's percentage ownership interest in the Company and proportional voting power will remain unchanged, except for minor differences resulting from adjustments for fractional shares. The rights and privileges of the holders of the shares of Common Stock will be substantially unaffected by a Reverse Stock Split.

     No certificates or scrip representing fractional shares of the Company's Common Stock will be issued to stockholders because of any Reverse Stock Split. All fractional shares of one-half share or more will be increased to the next higher whole number of shares, and all fractional shares of less than one-half share will be decreased to the next lower whole number of shares, respectively.

Reasons for the Reverse Stock Split Proposal

     The Company's shares of Common Stock have been listed, and have traded on the Nasdaq Small Cap Market ("NASDAQ") system since prior to 1991.. For continued listing on the NASDAQ system, it is necessary that, among other things, the minimum bid price of the Company's shares of Common Stock exceed $1.00 per share. The $1.00 per share minimum bid price need not be maintained if the market value of the public float of the Company's shares of Common Stock exceeds $1,000,000 and the Company's capital and surplus exceed $2,000,000.

     Over the past several months, the bid price of the Company's shares of Common Stock has fluctuated widely. On numerous occasions, and for protracted periods, the bid price of the Company's shares of Common Stock has fallen below $1.00. While the public float of the Company's shares of Common Stock has exceeded $1,000,000 at all times since the Company's initial public offering, at March 31, 1996, the Company's capital and surplus was $2,089,948.

     As a result, although the Company's capital and surplus is just greater than $2,000,000, if the Company incurs losses during any subsequent period, the Company's shares of Common Stock would be in danger of being delisted from the NASDAQ system. Management believes that if the Reverse Stock Split Proposal is approved by the stockholders at the Annual Meeting, and the appropriate Reverse Stock Split is effectuated, then the Company's shares of Common Stock will have a minimum bid price in excess of $1.00 per share and, therefore, may be in less danger of not continuing to be listed and traded in the NASDAQ system.

     If the Company's shares of Common Stock cease to be listed and traded on the NASDAQ system, the shares of Common Stock will likely be quoted in the "pink sheets" maintained by the National Quotation Bureau, Inc., the spread between the bid and ask price of the shares of Common Stock is likely to be greater than at present and stockholders may experience a greater degree of difficulty in engaging in trades of shares of Common Stock.

     The Company has suffered recurring losses from operations. The Company may be required to issue additional shares of its Common Stock on an ongoing basis in order to satisfy all or a portion of its need for cash. If and to the extent that the Company issues additional shares of its Common Stock in a public offering or a private placement, either prior or subsequent to the implementation of a Reverse Stock Split, each stockholder's percentage ownership interest in the Company and proportional voting power will be proportionately reduced.

     Stockholders have no right under Nevada law or under the Company's Articles of Incorporation or Bylaws to dissent from a Reverse Split or to dissent from the rounding to the nearest whole share of any fractional share resulting from a Reverse Split in lieu of issuing fractional shares.

     The Company had an authorized capital of 10,000,000 shares of Preferred Stock, par value $.012 per share, and 50,000,00 shares of Common Stock, par value $.012 per share, as of March 31, 1996. The authorized capital stock of the Company will not be reduced or otherwise affected by any Reverse Split.

     The Reverse Split may result in some stockholders owning "odd lots" of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd-lots are generally somewhat higher than the costs of transactions in "round-lots" of the even multiples of 100 shares.

     The Company has previously issued, and has outstanding, various options, convertible debt, warrants and rights to purchase 8,343,998 shares of its Common Stock. If the Reverse Stock Split Proposal is approved by the stockholders and a Reverse Split is implemented, in general, both the exercise price and the number of shares subject to each such options, warrants and rights will be adjusted in connection with any Reverse Split.

     A Reverse Stock Split, if undertaken in the discretion of the Board, would have the following effects upon the number of shares of Common Stock outstanding (14,322,306 shares as of the Record Date) and the number of authorized and unissued shares of Common Stock, assuming that no additional shares of Common Stock are issued by the Company after the Record Date and without taking into account any reduction in the number of outstanding shares resulting from the procedures for treatment of fractional shares described below. Because a Reverse Stock Split, if effected, may range from one-for-two to one-for-ten, existing shareholders cannot now predict the total number of shares of Common Stock that will be outstanding after the Reverse Stock Split. However, with the limited exception of small shareholders who own only fractional share interests after a Reverse Stock Split, the proportionate ownership interests of holders of Common Stock will not be affected by a Reverse Stock Split.

                                Common Stock            Authorized and
      Reverse Stock Split        Outstanding         Unissued Common Stock
      -------------------        -----------         ---------------------
            1 for 2               7,161,153               42,838,847
            1 for 3               4,774,102               45,225,898
            1 for 4               3,580,577               46,419,423
            1 for 5               2,864,461               47,135,539
            1 for 6               2,387,051               47,612,949
            1 for 7               2,046,043               47,953,957
            1 for 8               1,790,288               48,209,712
            1 for 9               1,591,367               48,408,633
            1 for 10              1,432,231               48,567,769

     At an Effective Date, each share of the Common Stock issued and outstanding immediately prior thereto (the "Old Common Stock"), will be reclassified as and changed into the appropriate fraction of a share of the Company's Common Stock, par value $.012 (the "New Common Stock"). Shortly after an Effective Date, the Company will send transmittal forms to the holders of the Old Common Stock to be used in forwarding their certificates formerly representing shares of Old Common Stock for surrender and exchange for certificates representing whole shares of New Common Stock.

Board Recommendation

     The Board unanimously recommends a vote FOR the adoption of the proposal to authorize the Board to effect a Reverse Stock Split or to effect no Reverse Stock Split and approves the adoption of each amendment to the Articles of Incorporation appropriate to effect each Reverse Stock Split ranging from a one-for-two Reverse Stock Split,through a one-for-ten Reverse Stock Split and the resolution with respect thereto set forth in Exhibit A hereto.

                  Stockholder Proposals For Next Annual Meeting

     Any stockholder proposals intended to be presented at the Company's next annual meeting of stockholders must be received by the Company at its offices, on or before January 26, 1997, for consideration for inclusion in the proxy material for such annual meeting of stockholders.

                            Expenses Of Solicitation

     The cost of the solicitation of proxies will be borne by the Company. In addition to the use of the mails, proxies may be solicited by regular employees of the Company, either personally or by telephone or telegraph. The Company does not expect to pay any compensation for the solicitation of proxies, but may reimburse brokers and other persons holding shares in their names or in the names of nominees for expenses in sending proxy material to beneficial owners and obtaining proxies of such owners.

                                  Other Matters

     A representative of Price Waterhouse will be available by telephone at the Meeting to respond to appropriate questions and will be given the opportunity to make a statement if he desires to do so. The Board of Directors does not intend to bring any matters before the Meeting other than as stated in this Proxy Statement, and is not aware that any other matters will be presented for action at the Meeting. If any other matters come before the Meeting, the persons named in the enclosed form of proxy will vote the proxy with respect thereto in accordance with their best judgment, pursuant to the discretionary authority granted by the proxy. Whether or not you plan to attend the Meeting in person, please complete, sign, date and return the enclosed proxy card promptly.

                                         By Order of the Board of Directors


                                         Joel Friedman
                                         Chairman of the Board

Dated:  May 20, 1996

                                    EXHIBIT A

                        THE REVERSE STOCK SPLIT PROPOSAL

     RESOLVED, that, prior to the Company's next Annual Meeting of Shareholders, Article FOURTH of the Company's Articles of Incorporation be amended by the addition of the following provision:

     Simultaneously with the effective date of this amendment (the "Effective Date"), each share of the Company's Common Stock par value $.12 per share, issued and outstanding immediately prior to the Effective Date (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed into a smaller number of shares to be determined by the Board of Directors, in its discretion, ranging from one-half to one-tenth of the Company's Common Stock, par value equal to the par value of the Old Common Stock (the "New Common Stock"), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive upon surrender of such Old Certificates to the Company's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered, are reclassified under the terms hereof. From and after the Effective Date, Old Certificates shall represent only the right to receive New Certificates (and, where applicable, cash in lieu of fractional shares, as provided below) pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of shareholder of the Company. All fractional shares for one-half share or more shall be increased to the next higher whole number of shares and all fractional shares of less than one-half share shall be decreased to the next lower whole number of shares, respectively. If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the Transfer Agent shall carry forward any fractional shares to any one person. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates surrendered shall be properly endorsed and otherwise in proper form for transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Transfer Agent that such taxes are not payable. From and after the Effective Date the amount of capital represented by the shares of New Common Stock into which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of the capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable laws. The adoption of this resolution constitutes the express adoption of ten identical resolutions authorizing Reverse Stock Splits resulting in the exchange of one share of Old Common Stock for one-half, one-third, one-fourth, one-fifth, one-sixth, one-seventh, one-eighth and one-tenth, of a share of New Common Stock, as determined by the Board of Directors of the Corporation.

     FURTHER RESOLVED, that at any time prior to the filing of the foregoing amendment to the Company's Certificate of Incorporation effecting a Reverse Stock Split, notwithstanding authorization of the proposed amendments by the stockholders of the Company, the board of directors may abandon such proposed amendments without further action by the stockholders.